Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 5, 2012--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 25, 2012 to stockholders of record on April 16, 2012.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended March 2, 2012 were $.05 compared to $.03 for the fourteen weeks ended March 4, 2011.

Net sales increased 1% for the current quarter, and were $34,429,717 versus $34,085,864 for the same period last year. This year’s third quarter included thirteen weeks of snack food sales and costs compared to a fourteen week quarter last year. Without the extra week from the prior year, net sales would have increased 8%. The company continues to see an increase in sales due to new product offerings and the company’s expansion into new geographic markets.

For the thirty-nine weeks ended March 2, 2012, basic and diluted income per share were $.15 compared to $.17 for the forty weeks ended March 4, 2011. Total net sales were $100,905,570 this year compared to $96,952,341 last year, an increase of 4%. Golden Enterprises would have seen a 7% increase if the prior year did not have an extra week.

Basic and diluted income per share through thirty-nine weeks was .02 lower than prior year to date income last year, however Golden Enterprises is pleased to see that income per share for this Quarter was .02 higher than the prior year indicating that the company was able to absorb increased commodity and fuel costs while managing other selling, general and administrative expenses. Golden Enterprises will continue to pursue cost saving methods to benefit shareholders while still providing quality snacks to our customers.

The following is a summary of net sales and income information for the thirteen and thirty-nine weeks ended March 2, 2012 and the fourteen weeks and forty weeks ended March 4, 2011.

	Thirteen	Fourteen	Thirty-Nine	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 2,	March 4,	March 2,	March 4,
	2012	2011	2012	2011
Net Sales	$34,429,717	$34,085,864	$100,905,570	$96,952,341

Income (loss) before income taxes	959,684	669,968	2,806,483	3,275,927
Income taxes	366,724	254,993	1,061,867	1,239,152

Net income (loss)	$592,960	$414,975	$1,744,616	$2,036,775

Basic and diluted income per share	$0.05	$0.03	$0.15	$0.17

Basic and diluted weighted shares outstanding	11,734,632	11,734,632	11,734,632	11,736,303

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132